UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 30, 2011

PATRIOT GOLD CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-32919	86-0947048
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Lindell Road, Suite D
Las Vegas, Nevada, USA
(Address of Principal Executive Offices)

89103
(Zip Code)

(702) 456-9565
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Patriot Gold Announces $8.5 Million Agreement for Continued Exploration and Development of Moss Mine Project in Mohave County Arizona

Las Vegas, Nevada – Patriot Gold Corporation (PGOL:OTC) (Patriot) is pleased to announce that the Company has entered into an agreement to advance the Moss Mine project through an aggressive exploration and development program, leading to commercial production if certain milestones and requirements are achieved.

Northern Vertex (NEE - TSX Venture) has the right to earn an undivided 70% interest in the Moss Mine gold/silver property, subject to the terms of the Exploration and Option Agreement which are summarized as follows:

Patriot was paid US$500,000 upon execution of the agreement. Northern Vertex must spend an aggregate total of US$8 million on exploration and related expenditures over the next five years.  Subsequent to exercise of the earn-in, Northern Vertex and Patriot will form a 70/30 joint venture.  Financing of future work on the property will be on a proportional basis under the direction of a management committee with voting rights proportional to ownership percentage. Either party may be diluted on the basis of a standard formula if they do not contribute to the planned programs. If either party is diluted below 10 percent, their interest will convert to a three percent NSR (net smelter return) royalty. An existing 3-3.5 percent NSR exists on the Moss Mine property.

“On behalf of Patriot shareholders, I am very pleased to have been able to bring this agreement together,” said Robert Coale, President of Patriot. “Our committed shareholders have looked forward to the day when the Moss Mine project might be brought into commercial production, and this agreement is a giant leap forward in realizing that objective. Northern Vertex can apply the technical resources to this project which are needed to rapidly advance a production decision. Their technical team is experienced and very capable, and I think that speaks volumes as to the merits of Moss.”

Patriot has been advancing its 100% owned Moss Mine project for the past 7 years. Patriot acquired the surface and mineral rights to the property, comprising of 104 unpatented claims and 15 patented claims for over 2200 acres, in a series of transactions from 2004 through 2009. 305 drill holes have been drilled in the property for a total of 54,390 feet. The results of this and previous work show typical grades of 0.015 oz/ton to 0.088 oz/ton gold equivalent. Gold equivalents use a 1:60 gold:silver ratio.

Mineralization is contained within a steep to moderate dipping vein and vein stockwork system in true widths up to 45 feet. Drilling has defined mineralization along a strike of 5,000 feet and an average depth of near 200 feet (limited drilling has traced mineralization to 800 feet). Mineralization is open to depth and along strike.

Based on the results to date, Patriot believes the Moss Mine project has the potential for an economic resource of leachable gold and silver in the order of one million ounces of gold equivalent. There is no assurance that further exploration will result in the discovery of an economic mineral resource. A non-compliant NI 43-101 resource has been calculated and work has been initiated to confirm the resource and bring it into NI 43-101 compliance.

A drilling campaign consisting of approximately 55 drill holes has been tentatively scheduled to occur over the next several months. Simultaneously, Northern Vertex will conduct hydrology, geophysical, and environmental studies and initiate permitting work, all aimed to advance a production decision.

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in the company's filings with the Securities and Exchange Commission, and may be accessed through the SEC's website at http://www.sec.gov.

Contact:
Investor Relations
1-877-501-GOLD (4653)
1-702-456-9565
www.patriotgoldcorp.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT GOLD CORP.

Dated:	March 30, 2011	By:	/s/ Robert Coale
Name:			Robert Coale

Title:			President